Exhibit 99.(n)(2)

[LETTERHEAD OF J. SAGAR ASSOCIATES]

June 22, 2009

Morgan Stanley India Investment Fund, Inc.

522, Fifth Avenue

New York 10036

Dear Sirs,

Proposed issue of non-transferable rights to subscribe for shares of common stock of Morgan Stanley India Investment Fund, Inc.  (“Company”) (the “Issue”)

We, the undersigned, hereby consent to act as Legal Counsel to the Company for the matters concerning Indian Law and to our name being inserted as Legal Counsel to the Company in the draft prospectus to be filed with the U.S. Securities and Exchange Commission which the Company intends to issue in respect of the proposed Issue. We hereby authorise you to deliver this letter of consent to the U.S. Securities and Exchange Commission.

Yours faithfully,

For J Sagar Associates

/s/ Dina Wadia

Partner